Exhibit 4.1

CONVERTIBLE Promissory Note

Amendment and conversion agreement

This Convertible Promissory Note Amendment and Conversion Agreement (this “Agreement”), dated as of September 7, 2025, is by and between Datavault AI Inc., a Delaware corporation (the “Company”), and EOS Technologies Holdings Inc. (“EOS”).

WITNESSETH

Whereas, the Company (formerly known as WiSA Technologies, Inc.) and EOS (formerly known as Data Vault Holdings Inc.) are party to that certain Convertible Promissory Note (the “EOS Note”), dated as of December 31, 2024, in the original principal amount of $10,000,000; and

WHEREAS, the Company and EOS desire to amend certain provisions of the EOS Note and convert a certain amount of Note Balance (as defined in the EOS Note) pursuant to the terms of this Agreement.

Now, therefore, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the parties hereto, intending legally to be bound, hereby agree as follows:

1.            One-Time Waiver of Floor Price. The floor price of $1.116 per share set forth in Section 2(a) of the EOS Note shall not apply to the conversion set forth in Section 2 below.

2.            Conversion. Effective as of the date hereof, $3,200,000 of Note Balance shall be converted into 10,000,000 shares of common stock of the Company, par value $0.0001 per share.

3.            Counterparts; Execution. This Agreement may be executed in one or more counterparts (including by electronic mail, in PDF or by DocuSign or similar electronic signature), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.            Governing Law. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW SET FORTH IN SECTION 9(f) OF THE EOS NOTE, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

5.            Terms and Conditions of the EOS Note. Except as modified and amended herein, all of the terms and conditions of the EOS Note shall remain in full force and effect.

[Signature pages follow immediately.]

[Signature Page to Convertible Promissory Note Amendment and Conversion Agreement]

In witness whereof, the undersigned has executed and delivered this Agreement as of the date first above written.

Datavault AI Inc.

By:	/s/ Brett Moyer
Name:	Brett Moyer
Title:	Chief Financial Officer

[Signature Page to Convertible Promissory Note Amendment and Conversion Agreement]

In witness whereof, the undersigned has executed and delivered this Agreement as of the date first above written.

EOS Technologies Holdings Inc.

By:	/s/ Nathaniel Bradley
Name:	Nathaniel Bradley
Title:	Chief Executive Officer